Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Chris Donaghey
443-733-1600

KEYW Closes the Sale of the HawkEye G Product Line Business to WatchGuard Technologies, Inc.

HANOVER, Md., June 7, 2016 - The KEYW Holding Corporation (NASDAQ: KEYW) announced today it has closed the previously announced sale of the HawkEye G Product Line Business of Hexis Cyber Solutions to WatchGuard Technologies, Inc. As described in our press release dated May 18, 2016, the HawkEye AP and HawkEye G Product Line Businesses were sold in two separate transactions (HawkEye AP was sold to Ignite Analytics, Inc. on May 2, 2016) with a total value of approximately $20 million in cash and purchaser stock.

About KEYW
KEYW is a total solutions provider for the Intelligence Community’s toughest challenges. We support the collection, processing, analysis and dissemination of information across the full life cycle of the Intelligence Community’s mission. We employ and challenge the most talented professionals in the industry with solving such complex problems as preventing cyber threats, transforming data into intelligence, and combating global terrorism. For more information contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about our future expectations, plans and prospects, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” “opportunities,” and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 15, 2016 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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